Exhibit 99.1

Bionik Laboratories Appoints Peter Gerald Malone and Joseph Martin to its Board of Directors

Gains substantial strategic and operational experience within the equity capital markets and the healthcare industry

TORONTO and BOSTON (March 20, 2018) – Bionik Laboratories Corp. (OTCQB: BNKL) (“Bionik” or the "Company"), a global robotics company focused on providing rehabilitation and assistive technology solutions from hospital to home for individuals with neurological and mobility challenges, today announced the appointment of Peter Gerald Malone and Joseph Martin to its Board of Directors. These additions coincide with the resignation of director Peter Bloch, effective March 14, 2018, and fill the two vacancies on the Board. With these changes Bionik has seven directors including three independent directors.

Malone currently serves as Chairman of fluidOil Limited, an oil services technology company. He has extensive experience within the financial services sector, serving since 2001 as a board member and ultimately Chairman of Aberdeen Asia-Pacific Income Fund (FAX), a U.S. closed-end mutual fund. He also serves as a director of a number of other U.S. and Canadian closed- and open-end mutual funds, and of the Washington, D.C.-based Mutual Fund Directors Forum, a body representing independent fund directors. A Scottish lawyer by profession, Malone was previously a Member of Parliament in the U.K. from 1983 to 1997, and served as Minister of State for Health in John Major’s government from 1994 to 1997.

“It is an honor to accept this appointment to the Board of Directors of Bionik Laboratories at such an exciting time for the Company,” said Malone. “With the recent launch of new products, the securing of key partnerships and the addition of notable clients, the Company is well positioned to continue its growth, bringing improvements in cutting-edge care to a wider patient population. I look forward to adding my strategic experience with healthcare delivery systems to Bionik’s exceptional leadership team.”

Martin currently serves as Chairman of Brooks Automation, a global provider of automation, vacuum and instrumentation solutions. He also serves as a director of Collectors Universe, Inc., a third-party grading and authentication service for high-value collectibles, and of Allegro Microsystems, a manufacturer of high-performance semiconductors for the automotive, green energy and consumer electronics markets. He has served on the boards of multiple publicly traded companies including Collectors Universe, Inc., Fairchild Semiconductor, ChipPAC Inc. and Soitec Inc. In 2000 CFO Magazine awarded Martin the CFO of the Year award for turnaround operations.

“I am excited to join the Board of an emerging leader in the clinical rehabilitation space, particularly as the adoption of technologies like robotics and artificial intelligence within the healthcare industry continues to grow,” said Martin. “Bionik is well positioned as technology is poised to play a major role in the future innovation of healthcare. I look forward to working with the talented team Bionik has assembled.”

Commenting on the departure of director Peter Bloch, Andre Auberton-Herve, Chairman of the Bionik Board of Directors, said, “We thank Peter for his contributions to Bionik Laboratories as a member of the Board and wish him well in his future endeavors. We expect that the addition of Gerald and Joe will have a tremendous positive impact on our company, and we look forward to relying on their expertise within the public equity capital markets and the healthcare industry.”

“We are extremely fortunate to add these two accomplished professionals to our Board. Their respective track records for leadership and success are impressive, reflecting strongly on the bright prospects for the future of our company,” said Dr. Eric Dusseux, Chief Executive Officer and Director of Bionik Laboratories Corp. “We look forward to adding their business and governance experience, and to leveraging their global expertise in the healthcare, high-tech and financial services industries as we enter an exciting growth period for our company.”

About Bionik Laboratories

Bionik Laboratories (OTCQB:BNKL) is a global robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance and success in raising capital, (iv) the market and projected market for our existing and planned products, and success in penetrating those markets and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

Investor contact:

Kim Golodetz

LHA Investor Relations

212-838-3777

Kgolodetz@lhai.com